EXHIBIT 99

Court Issues Permanent Injunction Enjoining OMI from Infringing a Retractable Technologies, Inc. Syringe Patent

LITTLE ELM, Texas—March 5, 2010—Retractable Technologies, Inc. (“Retractable”) (AMEX: RVP), a leading maker of safety needle devices, announced that a final judgment and permanent injunction were entered March 4, 2010 in the litigation of Retractable Technologies, Inc. v. OMI (Occupational & Medical Innovations Limited, an Australian company).

On December 18, 2009, the jury delivered a verdict in favor of Retractable in its patent infringement and misappropriation of trade secrets lawsuit against OMI. The Court ordered that Retractable recover damages and prejudgment interest from OMI based on OMI’s misappropriation of trade secrets in the amount of $3,153,575. In addition, the Court entered a permanent injunction enjoining OMI, its manufacturers, distributors and service providers from infringing Retractable’s Patent Number 6,572,584, by making, importing, selling, or using any of OMI’s syringes in the United States and its territories. The permanent injunction was effective at 12:00 noon, Central Time, on March 4, 2010.

Retractable manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes, automated retraction blood collection devices, and automated retraction I.V. catheters, that virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use patented technology that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse. Retractable also manufactures and markets Patient Safe® syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Patient’s Safe unique luer guard reduces the risk of luer tip contact contamination and the risk of contamination of intravenous fluid. Retractable’s products are distributed by various specialty and general line distributors. For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation (as it affects our costs as well as market access); the ability to maintain favorable supplier arrangements and relationships; the ability to receive royalties from Baiyin Tonsun Medical Device Co., Ltd.; our ability to quickly increase capacity in response to a dramatic increase in demand (such as by increased orders due to swine flu vaccinations); our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com